Exhibit 99

FOR IMMEDIATE RELEASE

Alcoa Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
mobile 724-422-7844
BHP Billiton Investor/Media
Francis McAllister
713 961 8625

ALCOA, BHP BILLITON TO SELL INTEGRIS METALS

TO RYERSON TULL FOR $660 MILLION

New York, NY – October 26, 2004 — Alcoa Inc. and BHP Billiton today announced they have agreed to sell 100% of their respective equity interests in Integris Metals to Ryerson Tull for $410 million in cash plus assumption of Integris’ debt, which was approximately $250 million as of October 1, 2004. Alcoa and BHP Billiton each own 50% of Integris Metals. The transaction is expected to be completed by early 2005.

Integris Metals, a metals service center company engaged in the processing and distribution of metals, was formed in November 2001 through the combination of Reynolds Aluminum Supply Company (RASCO) and North America Metals Distribution (NAMD), Inc., the metals distribution businesses of Alcoa and BHP Billiton, respectively. Integris Metals has approximately 2400 employees. The shareholders’ stated strategic intent was to create value through the combination of RASCO and NAMD and then exit the business, when appropriate, as the metals distribution business was not core to either shareholder.

In August, Alcoa and BHP Billiton announced that Integris Metals had filed a registration statement with the SEC for an initial public offering (IPO) of its stock. Ryerson Tull approached the companies after the IPO filing, and, as a result, a sale to Ryerson Tull is now agreed.

Alcoa and BHP Billiton were advised in the transaction by Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. The sale of Integris to Ryerson Tull will be subject to normal regulatory approvals.